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Level 3 Begins Search for CFO

Sunit Patel Expected to Remain CFO During Transition

BROOMFIELD, Colo., October 15, 2007 - Level 3 Communications, Inc. (NASDAQ:LVLT) today announced that it is beginning a search for a new CFO for the company. Current CFO Sunit Patel is expected to remain with the company during the transition.

“Sunit is both a trusted colleague and a close friend,” said James Q. Crowe, CEO of Level 3. “As many have observed, over the last two years the improvement in our financial strength has been nothing short of spectacular. Sunit and his team can be rightly credited with a leading role in this outstanding achievement.

“As the company focuses on ensuring we take full advantage of the opportunities presented by our marketplace, we believe we need a CFO with skills and experience which emphasize both operational and financial management.

“I am particularly pleased that Sunit has agreed to stay with us while we are conducting the search. During this period, I plan to work hard to convince Sunit to remain with Level 3 in a new role. Whatever Sunit decides to do, I know that he will be a great success.”

“On behalf of the board, I also want to thank Sunit for his important contributions to the success of our company and wish him the best of luck as he considers his options,” said Walter Scott, Jr., chairman of the board of directors of Level 3.

“I am proud of what my team has accomplished and believe we have made significant contributions to the favorable position Level 3 now enjoys,” said Mr. Patel. “I have a longstanding, strong relationship with Jim Crowe and the Level 3 management team, and I intend to stay on to help ensure a smooth transition to a new CFO. I also plan to use this period to carefully consider the opportunities that lie ahead, at Level 3 or elsewhere.”

The company expects to complete the search for a new CFO by the end of the first quarter 2008. The search is being conducted by CTPartners of Menlo Park, California.

About Level 3 Communications

Level 3 Communications, Inc. (NASDAQ: LVLT), an international communications company, operates one of the largest Internet backbones in the world, connecting 180 markets in 18 countries. The company serves a broad range of wholesale, enterprise and content customers with a comprehensive suite of services including: Internet Protocol (IP) services, broadband transport and infrastructure services, colocation services, voice and voice over IP services, and content delivery and media distribution services. These services provide the building blocks to enable Level 3’s customers to meet their growing demands for advanced communications solutions. The company’s Web address is www.Level3.com.

“Level 3  Communications,” “Level 3,” the red 3D brackets and the Level 3 Communications logo are registered service marks of Level 3 Communications, LLC in the United States and/or other countries. Level 3 services are provided by wholly owned subsidiaries of Level 3 Communications, Inc. Any other service, product or company names recited herein may be trademarks or service marks of their respective owners.

Forward-Looking Statement

Some of the statements made in this press release are forward looking in nature. These statements are based on management’s current expectations or beliefs. These forward looking statements are not a guarantee of performance and are subject to a number of uncertainties and other factors, many of which are outside Level 3’s control, which could cause actual events to differ materially from those expressed or implied by the statements. The most important factors that could prevent Level 3 from achieving its stated goals include, but are not limited to the company’s ability to: successfully integrate acquisitions; increase the volume of traffic on the network; defend intellectual property and proprietary rights; develop new products and services that meet customer demands and generate acceptable margins; successfully complete commercial testing of new technology and information systems to support new products and services; attract and retain qualified management and other personnel; and meet all of the terms and conditions of debt obligations. Additional information concerning these and other important factors can be found within Level 3’s filings with the Securities and Exchange Commission. Statements in this press release should be evaluated in light of these important factors. Level 3 is under no obligation to, and expressly disclaims any such obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, or otherwise.